Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.31

SAN FRANCISCO – May 21, 2009 – Gap Inc. (NYSE: GPS) today reported that net earnings for the first quarter, which ended May 2, 2009, decreased to $215 million, or $0.31 per share on a diluted basis, compared with $249 million, or $0.34 per share on a diluted basis, for the first quarter last year.

First quarter net sales were $3.13 billion, compared with $3.38 billion for the first quarter of last year. The company’s first quarter comparable store sales decreased 8 percent, compared with a decrease of 11 percent for the first quarter of last year. The company’s online sales for the first quarter of 2009, which includes Athleta, increased 13 percent to $267 million, compared with $236 million for the first quarter of last year.

“We’re pleased with the way we navigated the challenging economic environment, and are particularly encouraged by Old Navy’s recent performance,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We remain focused on increasing traffic and gaining back market share across all of our brands by offering customers the right products and shopping experiences.”

Sales Results by Division

The following table represents the company’s first quarter comparable store sales and net sales by division:

	First Quarter Comparable Store Sales		First Quarter Net Sales
	2009	2008	2009	2008
Gap North America	-12%	-7%	$834 million	$976 million
Banana Republic North America	-13%	-4%	$475 million	$538 million
Old Navy North America	-3%	-18%	$1.18 billion	$1.24 billion
International	-4%	-5%	$369 million	$398 million
Gap Inc. Direct	n/a	n/a	$267 million	$236 million

Additional Results and 2009 Outlook

Margins

Gross margin of 39.6 percent decreased 10 basis points for the first quarter compared with the prior year.

Operating margin was 11.3 percent for the first quarter of both fiscal year 2009 and 2008.

Operating Expenses

The company reduced operating expenses by $73 million in the first quarter of fiscal year 2009 compared with the prior year. The company expects second quarter operating expenses to be down about $30 million to $50 million compared with last year. Second quarter marketing expenses are expected to increase about $10 million to $15 million versus the prior year.

Effective Tax Rate

The effective tax rate was 39.1 percent for the first quarter of fiscal year 2009. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2009.

Dividends

The company paid a dividend of $0.085 per share during the first quarter.

Cash and Cash Equivalents

The company ended the first quarter with $1.7 billion in cash, cash equivalents, and restricted cash. For the first quarter, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $139 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was down 12 percent at the end of the first quarter. At the end of the second quarter of fiscal year 2009, the company expects inventory per square foot to be down in the low-double digits compared with the second quarter of fiscal year 2008. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense for fiscal year 2009 to be about $550 million.

Capital Expenditures

First quarter capital expenditures were $63 million. The company continues to expect capital spending of about $350 million for fiscal year 2009.

Real Estate

During the first quarter of fiscal year 2009, the company opened 11 store locations and closed 11 store locations. This compares with 33 openings and 23 closings for the first quarter of the prior year.

The company ended the first quarter of fiscal year 2009 with 3,149 store locations, and net square footage decreased 0.3 percent from the end of fiscal year 2008.

The company continues to expect that it will open about 50 stores and close about 100 stores for fiscal year 2009, including repositions. The company continues to expect that net square footage will decrease about 2 percent in fiscal year 2009 over last year.

The following table contains our first quarter store openings, store closings, and square footage:

	Quarter Ended May 2, 2009
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,193	3	8	1,188	11.8
Gap Europe	173	2	—	175	1.5
Gap Asia	113	2	—	115	1.1
Old Navy North America	1,067	1	2	1,066	20.0
Banana Republic North America	573	3	1	575	4.9
Banana Republic Asia	27	—	—	27	0.1
Banana Republic Europe	3	—	—	3	—

Total	3,149	11	11	3,149	39.4

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s first quarter fiscal year 2009 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section under the

Investors tab on www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

May Sales

The company will report May sales on June 4, 2009.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the first quarter of 2009 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) increasing traffic and gaining market share; (ii) operating expenses for the second quarter of fiscal year 2009; (iii) marketing expenses for the second quarter of fiscal year 2009; (iv) effective tax rate for fiscal year 2009; (v) year-over-year change in inventory per square foot at the end of the second quarter of fiscal year 2009; (vi) depreciation and amortization for fiscal year 2009; (vii) capital expenditures for fiscal year 2009; (viii) store openings and closings for fiscal year 2009; (ix) real estate square footage for fiscal year 2009; (x) delivering lower average unit costs; (xi) share repurchases in the second quarter of fiscal year 2009; and (xii) progress at Old Navy.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

These forward-looking statements are based on information as of May 21, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Louise Callagy

(415) 427-3502

Melissa Swanson

(415) 427-5148

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	May 2, 2009	May 3, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,708	$1,744
Restricted cash	21	36
Merchandise inventory	1,393	1,555
Other current assets	647	635

Total current assets	3,769	3,970
Property and equipment, net	2,820	3,207
Other long-term assets	632	471

Total assets	$7,221	$7,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$188
Accounts payable	812	960
Accrued expenses and other current liabilities	864	1,032
Income taxes payable	9	98

Total current liabilities	1,685	2,278
Lease incentives and other long-term liabilities	996	1,057
Total stockholders’ equity	4,540	4,313

Total liabilities and stockholders’ equity	$7,221	$7,648

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended May 2, 2009	13 Weeks Ended May 3, 2008
Net sales	$3,127	$3,384
Cost of goods sold and occupancy expenses	1,888	2,042

Gross profit	1,239	1,342
Operating expenses	886	959

Operating income	353	383
Interest, net	—	(25)

Earnings before income taxes	353	408
Income taxes	138	159

Net earnings	$215	$249

Weighted-average number of shares - basic	695	733
Weighted-average number of shares - diluted	697	736
Earnings per share - basic	$0.31	$0.34
Earnings per share - diluted	$0.31	$0.34

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	13 Weeks Ended May 2, 2009	13 Weeks Ended May 3, 2008
Cash flows from operating activities:
Net earnings	$215	$249
Depreciation and amortization (a)	143	139
Change in merchandise inventory	110	19
Other cash flows from operating activities, net	(266)	(231)

Net cash provided by operating activities	202	176

Cash flows from investing activities:
Purchases of property and equipment	(63)	(114)
Maturities of short-term investments	—	177
Change in restricted cash	18	2

Net cash provided by (used for) investing activities	(45)	65

Cash flows from financing activities:
Payments of long-term debt	(50)	—
Proceeds from share-based compensation, net	—	36
Repurchases of common stock	(45)	(196)
Excess tax benefit from exercise of stock options and vesting of stock units	—	3
Cash dividends paid	(59)	(62)

Net cash used for financing activities	(154)	(219)

Effect of exchange rate fluctuations on cash	(10)	(2)

Net increase (decrease) in cash and cash equivalents	(7)	20
Cash and cash equivalents at beginning of period	1,715	1,724

Cash and cash equivalents at end of period	$1,708	$1,744

(a)	Depreciation and amortization is net of the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	13 Weeks Ended May 2, 2009	13 Weeks Ended May 3, 2008
Net cash provided by operating activities	$202	$176
Less: purchases of property and equipment	(63)	(114)

Free cash flow (a)	$139	$62

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.